EXHIBIT 5



April 16, 1998

Mansur Industries Inc.
8305 N.W. 27th Street, Suite 107
Miami, Florida  33122

         RE:  OFFERING OF SHARES PURSUANT TO REGISTRATION STATEMENT ON FORM S-3

Gentlemen:

         We have acted as counsel to Mansur Industries Inc., a Florida corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form S-3 (the "Registration Statement") relating to the registration by the Company of (i) 1,000,012 shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), which are initially issuable upon conversion of $17,000,000 aggregate principal amount of 8 1/4% Subordinated Convertible Notes Due 2003 (the "Notes") of the Company having a conversion price of $17.00 per share plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Notes as a result of in kind interest payments and/or adjustments to the conversion price (the "Note Shares"), and (ii) 129,750 shares of Common Stock which are initially issuable upon exercise of warrants (the "Warrants") plus such additional indeterminate number of shares of Common Stock as may become issuable upon exercise of the Warrants as a result of anti-dilution provisions (the "Warrant Shares").

         In so acting, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (a) the Amended and Restated Articles of Incorporation and By-Laws, as amended, of the Company as currently in effect, (b) the Registration Statement, (c) the Subordinated Convertible Note Purchase Agreement pursuant to which the Notes were issued, (d) the Warrants,
(e) certain resolutions adopted by the Board of Directors of the Company, and
(f) such other documents, records, certificates and other instruments of the Company as in our judgment are necessary or appropriate for purposes of this opinion.

         Based on and subject to the foregoing, we are of the following opinion:

         1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Florida.

         2. The Note Shares have been validly authorized and reserved for issuance and, when duly issued and delivered upon conversion of the Notes in accordance with the terms of the Notes, will be validly issued and will be fully paid and non-assessable.

         3. The Warrant Shares have been validly authorized and reserved for issuance and, when duly issued and delivered upon conversion of the Warrants in accordance with the terms of the Warrants, will be validly issued and will be fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

                                           Very truly yours,

                                           GREENBERG TRAURIG HOFFMAN LIPOFF
                                           ROSEN & QUENTEL, P.A.

                                           By /S/GARY M. EPSTEIN
                                             -----------------------------------
                                             Gary M. Epstein